Exhibit 10.1

CONFIDENTIAL

April 17, 2006

Mr. Jeffery W. Sprick

500 West Eldorado Street

Decatur, IL  62522

Dear Jeff:

Confirming our recent discussions, we are pleased that you will be continuing as Senior Vice President and Chief Financial Officer for Mueller Water Products, Inc. (the “Company”). The following outlines the terms of your employment. This document supersedes all previous agreements you had with Walter Industries, Inc., the Company or any affiliate, subsidiary or predecessor-in-interest of Walter Industries, Inc. or the Company.

1.                                       Position. You will serve as Senior Vice President and Chief Financial Officer reporting to the President and Chief Executive Officer of Mueller Water Products, Inc. You will be responsible for all financial matters affecting the company including financial reporting, balance sheet management, capital structure, and strategic issues affecting the Company’s financial position.

2.                                       Compensation. Your compensation package will be as follows:

(a)                                  Effective as of November 1, 2005, your base salary will be $240,000 per year. Your salary and performance will be reviewed once per year.

(b)                                 Effective November 1, 2006, you will participate in the Mueller Water Products Corporate Executive Incentive Plan with an annual bonus target of 50%, or $120,000 at your current annual base salary. Your actual annual incentive payment will have a downside of zero and an upside of 200% of target. The calculation of your actual bonus amount will consist of four parts:  15% - for the operating income, on a consolidated basis, of the Company, 35% - for the operating income of the Mueller segment, the Anvil segment and Company corporate, 30% for the RONA

(Return On Net Assets) of the Mueller segment, the Anvil segment and Company corporate, and 20% - for the Individual Goals. A bonus will not be paid or payable in the event you are not employed by the Company on the day of the payout.

(c)                                  You will be eligible for the Mueller Water Products, Inc. long term incentive program as it applies to other executives.

(d)                                 You will receive the following additional benefits:

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•                  Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

3.                                       Severance. In the event of your involuntary termination, other than for “cause”, you will be eligible for the following severance benefits:

•                  Twelve months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination.

•                  Twelve months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

4.                                       Developments. You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or its subsidiaries, which result from or are suggested by any work you may do for the Company, or which result from use of the premises of the Company or of its affiliates or the property of the Company, its affiliates or its customers (collectively, the “Developments”) shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the

Company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the equipment, supplies, facilities, or confidential information of the Company or of the Company’s affiliates or confidential information of the Company’s customers and which do not relate to the business, anticipated research or developments of, or the work you have performed for, the Company or the Company’s affiliates.

5.                                       Non-Compete. It is understood and agreed that the Company is in the water transmission products business. The nature of, and methods employed in, the Company’s business are such that the Employee will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of twelve (12) months from the date of such termination, so long as the Company or any affiliate, successor or assign thereof carries on the name or like business within the Restricted Area (defined as the states in which the Company and its subsidiaries operate in as of the date of your separation), you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.               Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company, including but not limited to any affiliates of the Company; or

b.              Hire away any independent contractors or personnel of the Company or its affiliates and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company.

6.                                       Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.               Make any statements or announcements or permit anyone to make any public statements or announcements concerning the termination of your employment with the Company, or

b.              Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities.

7.                                       No Conflict. As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                                       Confidential Information. You acknowledge and agree that you will respect and safeguard the property, trade secrets and confidential information of the Company and its affiliates. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

9.                                       Cause. Definition of “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the Company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

10.                                 Entire Agreement. It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company or any of its affiliates, including Walter Industries, Inc.; provided, that this does not supersede, but is to be read in conjunction with the Executive Change in Control Severance Agreement dated the date hereof between you and Walter Industries, Inc. for so long as that agreement is effective.

We are delighted that you will be continuing with Mueller Water Products, Inc. If the terms of the proposal are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Very truly yours,

/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President and Chief Executive Officer

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Agreed and Accepted

/s/ Jeffery W. Sprick
Jeffery W. Sprick

April 17, 2006
Date